BRANDES INVESTMENT TRUST
TENTH AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS TENTH AMENDMENT TO INVESTMENT ADVISORY AGREEMENT is made as of __________, 2016, by and between BRANDES INVESTMENT TRUST (the “Trust”), a statutory trust organized under the laws of the State of Delaware, and BRANDES INVESTMENT PARTNERS, L.P. (the “Advisor”), a Delaware limited partnership.

WHEREAS, the parties entered into an Investment Advisory Agreement dated December 16, 1996, as previously amended, for the provision of certain investment advisory services to various series of the Trust by the Advisor (the “Advisory Agreement”); and

WHEREAS, the parties wish to amend Schedule A of the Advisory Agreement with respect to the Brandes International Equity Fund to revise asset level breakpoints to the annual management fee;

NOW, THEREFORE, in consideration of the mutual promises and agreement contained herein and other good and valuable consideration, the receipt of which is acknowledged, the parties hereto agree that Schedule A of the Advisory Agreement shall be amended as set forth herein.

IN WITNESS WHEREOF, the parties hereto have cause the foregoing instrument to be executed by duly authorized persons as of the date set forth above.

BRANDES INVESTMENT TRUST	BRANDES INVESTMENT PARTNERS, L.P.
By:________________________________ Title:_______________________________	By:________________________________ Title:_______________________________

SCHEDULE A

BRANDES INVESTMENT TRUST

Advisory Fee Schedule

Series of Brandes Investment Trust	Annual Advisory Fee
Brandes Core Plus Fixed Income Fund	0.35%
Brandes Global Equity Fund	0.80%
Brandes International Equity Fund	0.80% on average daily net assets up to $2.5 billion; 0.75% between $2.5 billion and $5.0 billion; 0.70% on average daily net assets greater than $5.0 billion.
Brandes Emerging Markets Value Fund	0.95% on average daily net assets under $2.5 billion; 0.90% on average daily net assets from $2.5 billion to $5.0 billion; 0.85% on assets greater than $5.0 billion.
SMART Fund	0.00%
Brandes International Small Cap Equity Fund	0.95%
Brandes Credit Focus Yield Fund	0.50%
Brandes Global Opportunities Value Fund	0.95%
Brandes Global Equity Income Fund	0.80%